Exhibit 99.1

Media Contact:	Investor Contact:
Chris Olivera	David W. Carlson
Divisional Vice President,	Executive Vice President &
Corporate Communications	Chief Financial Officer
GameStop Corp.	GameStop Corp.
(817) 424-2130	(817) 424-2130

GameStop Class B Stockholders Approve Share Conversion

Grapevine, TX (February 7, 2007) – GameStop Corp. (NYSE: GME; GME.B), the world’s largest video game and entertainment software retailer, announced today that at a special stockholders meeting, its Class B stockholders approved the proposal to convert each share of Class B common stock into Class A common stock on a one-for-one basis. After the stock market closes today, the Class B shares (GME.B) will no longer trade on the New York Stock Exchange.

About GameStop Corp.

Headquartered in Grapevine, TX, GameStop Corp. is the world's largest video game and entertainment software retailer. The company operates over 4,600 retail stores across the United States and in fourteen countries worldwide. The company also owns two e-commerce sites, GameStop.com and EBgames.com, and Game Informer(R) magazine, a leading multi-platform video game publication. GameStop Corp. sells new and used video game software, hardware and accessories for next generation video game systems from Sony, Nintendo, and Microsoft. In addition, the company sells PC entertainment software, related accessories and other merchandise.